Exhibit 99.2

           AARON RENTS, INC. ANNOUNCES PROPOSED PUBLIC STOCK OFFERING

    ATLANTA, April 26 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT) announced today that it intends to file a registration statement for a proposed underwritten offering of 4,000,000 shares of its common stock (excluding shares subject to the underwriters' over-allotment option) in the next several weeks. Of the shares being offered, it is anticipated that 3,000,000 shares will be offered by Aaron Rents and 1,000,000 shares will be offered by Mr. R. Charles Loudermilk, Sr., the Company's Chairman, Chief Executive Officer and founder, as a selling shareholder. Mr. Loudermilk, Sr. currently owns approximately 2.6 million shares of Common Stock and 5.3 million shares of Class A Common Stock. It is anticipated that the net proceeds to Aaron Rents from the proposed offering will be used for the repayment of outstanding borrowings under its credit facility and for general corporate purposes, including working capital needs.

    This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Aaron Rents. The offering will be made only by means of a prospectus to be filed by Aaron Rents with the Securities and Exchange Commission.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal 2005, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include statements regarding Aaron Rents' proposed public offering.

SOURCE  Aaron Rents, Inc.
    -0-                             04/26/2006
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com/